File No. 70-6171


                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                  __________________________________

                        POST-EFFECTIVE AMENDMENT NO. 26
                                      TO
                                   FORM U-1
               __________________________________

                          APPLICATION OR DECLARATION

                                   under the

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                     * * *

                           APPALACHIAN POWER COMPANY
                   40 Franklin Road, Roanoke, Virginia 24011
                  (Name of company filing this statement and
                   addresses of principal executive offices)

                                     * * *

                     AMERICAN ELECTRIC POWER COMPANY, INC.
                    1 Riverside Plaza, Columbus, Ohio 43215
                    (Name of top registered holding company
                    parent of each applicant or declarant)

                                     * * *

                       A. A. Pena, Senior Vice President
                  AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215


                        Susan Tomasky, General Counsel
                  AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215
                 (Names and addresses of agents for service)


      The undersigned Appalachian Power Company ("Appalachian"), a wholly-owned utility subsidiary of American Electric Power Company, Inc. ("AEP"), a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"), hereby amends as follows its Application or Declaration on Form U-1 in File No. 70-6171, as heretofore amended:
      1.    By adding the  following  paragraphs  to the end of Item 1 of said
Form U-1:
            "It is proposed  that the County will issue and sell an additional series of Bonds in the aggregate principal amount of up to $30,000,000 (the 'Series K Bonds'), the proceeds of which will be used to provide for the early redemption of $30,000,000 principal amount of Bonds of the County, bearing interest at 7.40% and maturing on January 1, 2014 (the 'Series G Bonds'). It is contemplated that the Series K Bonds will be issued pursuant to the Indenture as supplemented by a Tenth Supplemental Indenture of Trust between the County and the Trustee, the form of which is filed as Exhibit B-11 hereto ('Supplemental Indenture'). Pursuant to the Indenture and the Supplemental Indenture, the proceeds of the sale of the Series K Bonds will be deposited by the County with the Trustee and applied by the Trustee to the payment at no greater than 102.00% of the entire $30,000,000 principal amount of Series G Bonds.
            The Series G Bonds may be redeemed  beginning January 1, 2000 at a redemption price of 102.00%. Appalachian may consider the payment of such premium prudent in light of the amounts of interest expense that could be saved by early redemption thereof, and proposes to treat a portion of said premium corresponding to the West Virginia jurisdiction as an issuance expense of the Series K Bonds to be amortized over the life of the Series K Bonds. Appalachian intends to utilize deferred tax accounting for the amortized portion of the premium expense, in order to properly match the amortization of the expense and related tax effect.
            It is  contemplated  that the  Series K Bonds  will be sold by the
      County pursuant to arrangements with a group of underwriters. While Appalachian will not be a party to the underwriting arrangements for the Series K Bonds, the Agreement provides that the Series K Bonds shall have such terms as shall be specified by Appalachian. Appalachian understands that interest on the Series K Bonds will be exempt from Federal income taxation under the provisions of Section 103 of the Internal Revenue Code of 1986, as amended (except for interest on any Series K Bond during a period in which it is held by a person who is a substantial user of the Project or a related person).
            Appalachian  is advised that the Series K Bonds will bear interest semi-annually. It is expected that the Series K Bonds will mature at a date or dates not more than 40 years from the date of their issuance. The Series K Bonds may be subject to mandatory redemption under the circumstances and terms specified in the Supplemental Indenture, including, if it is deemed advisable, a sinking fund provision. In addition, the Series K Bonds may not, if it is deemed advisable, be redeemable at the option of the County in whole or in part at any time for a period of up to forty years. If it is deemed advisable, the Series K Bonds may be provided some form of credit enhancement, such as a letter of credit, surety bond or bond insurance, any of which may necessitate a fee be paid in connection therewith. The Series K Bonds will be on a parity with and secured in the same manner as the other Series issued pursuant to the Indenture.
            It is not possible to predict  precisely  the interest  rate which may be obtained in connection with the issuance of the Series K Bonds. However, Appalachian has been advised that, depending on maturity and other factors, the annual interest rate on obligations, interest on which is excludable from gross income, historically have been, and can be expected at the time of issuance of the Series K Bonds to be, 1-1/2% to 2-1/2% or more lower than the rates of obligations of like terms and comparable quality, interest on which is fully subject to Federal income tax. Moreover, Appalachian will not agree, without further Order of this Commission, to the issuance of any Series K Bond by the County (i) if the stated maturity of any such Bond shall be more than forty (40) years; (ii) if the rate of interest to be borne by any such Bond shall exceed 8% per annum; (iii) if the discount from the initial public offering price of any such Bond shall exceed 5% of the principal amount thereof; or (iv) if the initial public offering price shall be less than 95% of the principal amount thereof. Appalachian will not enter into the proposed refunding transaction unless the estimated present value savings derived from the net difference between interest payments on a new issue of comparable securities and on the securities to be refunded is, on an after tax basis, greater than the present value of all redemption and issuing costs, assuming an appropriate discount rate. The discount rate used shall be the estimated after-tax interest rate on the Series K Bonds to be issued.
            Since  Appalachian  believes  that every effort  should be made to minimize, to the extent possible, carrying costs of facilities employed by Appalachian in the rendition of utility services and the County will apply the funds derived from the issuance of Series K Bonds to the payment of up to $30,000,000 aggregate principal amount of Series G Bonds, Appalachian believes that the public interest will be served by the issuance of the Series K Bonds.
            Appalachian  believes that the  consummation  of the  transactions herein proposed will be in the best interests of Appalachian's consumers and investors and consistent with sound and prudent financial policy. Moreover, because the proceeds from the sale of the Series K Bonds will be deposited by the County with the Trustee and will be applied to the payment of up to $30,000,000 aggregate principal amount of Series G Bonds, none of the proceeds of the sale of the Series K Bonds will be received by Appalachian.
            The  transactions  described  herein will be  consummated no later than January 1, 2000.
                           Compliance with Rule 54.
      Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions of Rule 53(a) are currently satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
            Rule   53(a)(1).   As  of  March  31,  1999,   AEP,   through  its
subsidiary, AEP Resources, Inc., had aggregate investment in FUCOs of $823,265,000. This investment represents approximately 48.6% of
$1,693,698,000, the average of the consolidated retained earnings of AEP reported on Forms 10-Q and 10-K for the four consecutive quarters ended March 31, 1999.
            Rule  53(a)(2).  Each  FUCO in which  AEP  invests  will  maintain books and records and make available the books and records required by Rule 53(a)(2).
            Rule  53(a)(3).  No more than 2% of the employees of the Operating
CompaniesFN1 of AEP will, at any one time, directly or indirectly, render services to any FUCO.

FN1 Appalachian, Columbus Southern Power Company, Kentucky Power Company, Kingsport Power Company, Indiana Michigan Power Company, Ohio Power Company and Wheeling, electric utility subsidiaries of AEP (sometimes collectively referred to herein as 'Operating Companies'). AEP is primarily engaged, through the Operating Companies, in the generation, transmission and distribution of electric energy. The Operating Companies operate an integrated public utility system that provides service in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia.

            Rule 53(a)(4). AEP has submitted and will submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's Operating Companies.
            Rule 53(b). (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($1,693,698,000) represented an increase of approximately $19,477,000 (or 1%) in the average consolidated retained earnings from the previous four quarterly periods ($1,674,221,000); and (iii) for the fiscal year ended December 31, 1998, AEP did not report operating losses attributable to AEP's direct or indirect investments in EWGs and FUCOs.
      AEP was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021. In connection with its consideration of AEP's application for the 100% Order, the Commission reviewed AEP's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to AEP involved with investments in EWGs and FUCOs, the Commission determined that permitting AEP to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the AEP System, nor would it have an adverse impact on any of the Operating Companies or their customers, or on the ability of state commissions to protect the Operating Companies or their customers."
      2. By supplying the following list of estimated expenses with respect to the transactions contemplated in Post-Effective Amendment No. 26:
      Printing Official Statement, etc..............................$   25,000
      Independent Auditors' Fees....................................    15,000
      Charges of Trustee (including counsel fees)...................    20,000
      Legal Fees....................................................   110,000
      Underwriter Fees..............................................   375,000
      Rating Agency Fees............................................    40,000
      Insurance or Credit Enhancement Costs.........................   640,000
      Miscellaneous Expenses........................................    30,000
                  TOTAL.............................................$1,255,000

      3.    By adding  the  following  paragraph  to the end of Item 4 of said
Form U-1:
      "The proposed issuance of the Series K Bonds is the subject of an application to, and has been authorized by, the Virginia State Corporation Commission."
      4.    By adding  the  following  paragraph  at the end of Item 5 of said
Form U-1:
      It is requested, pursuant to Rule 23(c) of the Rules and Regulations of the Commission, that the Commission's order granting and permitting to become effective this Application or Declaration be issued on or before August 1, 1999. Appalachian waives any recommended decision by a hearing officer or by any other responsible officer of the Commission and waives the 30-day waiting period between the issuance of the Commission's order and the date it is to become effective, since it is desired that the Commission's order, when issued, become effective forthwith. Appalachian consents to the Division of Investment Management assisting in the preparation of the Commission's decision and/or order in this matter, unless the Division opposes the matter covered by this Application or Declaration."
      5.    By supplying the following exhibits:
      Exhibit B-11            Form of  Tenth  Supplemental  Indenture  between
                              the County and the Trustee

      Exhibit D-18            Copy  of   Application   to  State   Corporation
                              Commission of Virginia

      Exhibit D-19            Copy of Order of  State  Corporation  Commission
                              of Virginia

      Exhibit H-4       Form of Notice


      (b)   Financial Statements:

      It is believed that financial statements of Appalachian and AEP and its subsidiaries are not necessary or relevant to the disposition of this proceeding."

      6.    By adding  the  following  paragraph  at the end of Item 7 of said
Form U-1:
      "It is believed that the granting and permitting to become effective of this Application or Declaration will not constitute a major Federal action significantly affecting the quality of the human environment. No other Federal agency has prepared or is preparing an environmental impact statement with respect to the proposed transaction."
                                  SIGNATURE
            Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 26 to be signed on its behalf by the undersigned thereunto duly authorized.
                                    APPALACHIAN POWER COMPANY


                                    By /s/ A. A. Pena
                                       Vice President


Dated:  July 2, 1999




                                                                  Exhibit B-11



                     TENTH SUPPLEMENTAL INDENTURE OF TRUST

                                    BETWEEN

                          MASON COUNTY, WEST VIRGINIA

                                      and

                     ONE VALLEY BANK, NATIONAL ASSOCIATION
                     (Formerly Kanawha Valley Bank, N.A.)

                                   Trustee

                       Dated as of __________ __, 1999



      THIS TENTH SUPPLEMENTAL INDENTURE OF TRUST (the "Tenth Supplemental Indenture"), made as of the __________ day of __________, 1999, by and between MASON COUNTY, WEST VIRGINIA, a political subdivision of the State of West Virginia, by and through its County Commission (the "County"), and ONE VALLEY BANK, NATIONAL ASSOCIATION (formerly Kanawha Valley Bank, N.A.), a national banking association within the State of West Virginia, organized, existing and authorized to accept and execute trusts of the character herein set out under and by virtue of the laws of the United States, with its principal corporate trust office located in Charleston, West Virginia, as Trustee (the "Trustee");

                             W I T N E S S E T H :

      WHEREAS, the County has issued $40,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series A (the "Series A Bonds"), pursuant to the Industrial Development and Commercial Development Bond Act, Chapter 13, Article 2C, of the West Virginia Code, as amended (the "Act"), under the Indenture of Trust dated as of July 1, 1978 (the "Indenture"), between the County and the Trustee for the purpose of acquiring, constructing, installing, equipping and financing, in part, certain facilities designed for the abatement or control of atmospheric and water pollution (the "Project") at Units 1 and 3 (the "Sporn Plant") of Appalachian Power Company (the "Company") at the Philip Sporn Generating
Station located in the County and the Company's Mountaineer Generating Station (the "Mountaineer Plant") located in the County (the Sporn Plant and Mountaineer Plant are herein referred to as the "Plants"), which were sold to the Company pursuant to an Agreement of Sale dated as of July 1, 1978 (the "Agreement") between the County and the Company; and

      WHEREAS, the County has issued $50,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series B (the "Series B Bonds"), as Additional Bonds pursuant to Section 2.10 of the Indenture and a First Supplemental Indenture of Trust dated as of June 1, 1979 between the County and the Trustee (the "First Supplemental Indenture") to provide additional funds to finance a portion of the estimated Cost of Construction of the Project, as defined in the Agreement, not theretofore paid by the application of the Series A Bonds' proceeds; and

      WHEREAS, the County has issued $40,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series C (the "Series C Bonds"), as Additional Bonds pursuant to Section 2.10 of the Indenture and a Second Supplemental Indenture of Trust dated as of February 1, 1981 between the County and the Trustee (the "Second Supplemental Indenture") to provide additional funds to finance a portion of the estimated Cost of Construction of the Project, as defined in the Agreement, not theretofore paid by the application of the Series A or Series B Bonds' proceeds; and
      WHEREAS, the County has issued $30,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series D (the "Series D Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and a Third Supplemental Indenture of Trust dated as of January 1, 1984 between the County and the Trustee (the "Third Supplemental Indenture") to refund $30,000,000 aggregate principal amount of Series C Bonds which matured on February 1, 1984; and

      WHEREAS, the County has issued $30,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series E (the "Series E Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and a Fourth Supplemental Indenture of Trust dated as of April 1, 1984 between the County and the Trustee (the "Fourth Supplemental Indenture") to refund the Series D Bonds which matured on May 1, 1984; and

      WHEREAS, the County has issued $30,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series F (the "Series F Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and a Fifth Supplemental Indenture of Trust dated as of March 1, 1985 between the County and the Trustee (the "Fifth Supplemental Indenture") to refund the Series E Bonds which matured on April 1, 1985; and

      WHEREAS, the County has issued $30,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series G (the "Series G Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and a Sixth Supplemental Indenture of Trust dated as of January 1, 1990 between the County and the Trustee (the "Sixth Supplemental Indenture") to refund the Series F Bonds which matured on March 1, 1990; and

      WHEREAS, the County has issued $10,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series H (the "Series H Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and a Seventh Supplemental Indenture of Trust dated as of October 15, 1990 between the County and the Trustee (the "Seventh Supplemental Indenture") to refund $10,000,000 aggregate principal amount of Series C Bonds at their redemption on February 1, 1991; and

      WHEREAS, the County has issued $40,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series I (the "Series I Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and an Eighth Supplemental Indenture of Trust dated as of May 15, 1992 between the County and the Trustee (the "Eighth Supplemental Indenture") to refund the Series A Bonds at their redemption on August 1, 1992; and

      WHEREAS, the County has issued $50,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power Company Project), Series J (the "Series J Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture and a Ninth Supplemental Indenture of Trust dated as of September 15, 1992 between the County and the Trustee (the "Ninth Supplemental Indenture") to refund the Series B Bonds at their redemption on December 1, 1992; and

      WHEREAS, the County has determined to issue $30,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Appalachian Power
Company Project), Series K (the "Series K Bonds"), as Refunding Bonds pursuant to Section 2.11 of the Indenture to refund the Series G Bonds at their redemption on January 1, 2000; and

      WHEREAS, the County has determined in the resolution authorizing the issuance of the Series K Bonds that the statutory mortgage lien provided by
Section 13-2C-8 of the Act shall not be applicable to the Project or this financing; and

      WHEREAS, the County has determined that the Series K Bonds issuable hereunder, and the certificate of authentication by the Trustee to be endorsed on all Series K Bonds shall be, respectively, substantially in the following forms with such variations, omissions and insertions as are required or permitted by the Indenture or this Tenth Supplemental Indenture:

                            (FORM OF FRONT OF BOND)

No. R-______                                                      $___________

                           UNITED STATES OF AMERICA
                            STATE OF WEST VIRGINIA
                                 MASON COUNTY
                        POLLUTION CONTROL REVENUE BOND
                      (APPALACHIAN POWER COMPANY PROJECT)
                                   SERIES K

MATURITY DATE:  _________  __, ____                        CUSIP:  575200 __ _


REGISTERED OWNER:

PRINCIPAL AMOUNT:                                                      DOLLARS

      Mason County, a political subdivision of the State of West Virginia, by and through its County Commission (the "County"), for value received, hereby promises to pay, solely from the source and as hereinafter provided, to the registered owner stated above, or registered assigns or legal representatives, upon presentation and surrender hereof at the principal office of One Valley Bank, National Association (formerly Kanawha Valley
Bank, N.A.), as Trustee, or its successor in trust (the "Trustee"), in Charleston, West Virginia, or, at the option of the registered owner hereof, at the principal office of such paying agent as may be designated pursuant to the Indenture hereinafter referred to, the principal sum stated above on the maturity date stated above, subject to prior redemption as hereinafter provided, and to pay from such source to the registered owner hereof interest hereon by check or draft mailed to the registered owner at his address as it appears on the registration books kept by the Trustee, as Bond Registrar, such interest payable semiannually on ________ __ and ________ __ of each year, commencing ________ __, ____, from the ________ __ or ________ __, as the case may be, next preceding the date on which this Bond is authenticated, unless this Bond is authenticated prior to ________ __, ____, in which case it will bear interest from ________ __, ____, or unless this Bond is authenticated on an ________ __ or ________ __, in which case it will bear interest from such ________ __ or ________ __, as the case may be, until payment of said principal sum at the rate of ______________________________ per centum (______%) per annum. Both principal and interest are payable in lawful money of the United States of America.

      This Bond and the issue of which it is a part and the interest thereon are limited obligations of the County payable solely from the revenues and receipts derived from the Agreement of Sale hereinafter referred to (except to the extent paid from Bond proceeds and income from temporary investments), which revenues and receipts (except for payments of County expenses under Section 4.3 of the Agreement of Sale and payments for indemnification under Sections 4.5 and 6.1 of the Agreement of Sale) have been pledged and assigned to the Trustee to secure payment thereof. The Bonds and the interest thereon and any other obligation, agreement, covenant or representation contained in the Indenture hereinafter referred to shall never constitute an indebtedness of the County or the State of West Virginia within the meaning of the Constitution of West Virginia or of any constitutional provision or statutory limitation and shall never constitute or give rise to or impose any pecuniary liability of the County or the State of West Virginia. Neither shall the Bonds, the interest thereon nor the costs incident thereto be a charge against the general credit or taxing power of the County or the State of West Virginia. Neither the County, the State of West Virginia nor any other political subdivision thereof shall be obligated to pay the principal, and premium (if any) of the Bonds, the interest thereon or other costs incident thereto except from the revenues and receipts pledged therefor.

      REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS BOND SET FORTH ON THE REVERSE SIDE HEREOF WHICH, FOR ALL PURPOSES HEREOF, SHALL HAVE THE SAME FORCE AND EFFECT AS IF PRINTED IN FULL ON THE FRONT HEREOF.

      This Bond shall not become obligatory for any purpose or be entitled to any security or benefit under the Indenture or be valid until the Trustee shall have manually executed the Certificate of Authentication appearing hereon.

      IN WITNESS WHEREOF, Mason County, West Virginia, by and through its County Commission, has caused this Bond to be signed by the manual or facsimile signature of the President of its County Commission, the seal, which may be the facsimile seal, of its County Commission to be printed hereon and attested by the manual or facsimile signature of the Clerk of its County Commission, and this Bond to be dated as of __________ __, ____.

                              COUNTY COMMISSION OF MASON COUNTY


                              By______________________________________
                                             President

(SEAL)

Attest:


______________________________
            Clerk


               (FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION)

      This Bond is one of the Bonds of the Series described in the within-mentioned Indenture.

                              ONE VALLEY BANK, NATIONAL ASSOCIATION
                                                              as Trustee


                              By_________________________________
                                          Authorized Officer

Date:  _______________________


                           (FORM OF REVERSE OF BOND)

      This  Bond  is  one  of an  issue  of  $50,000,000  Mason  County,  West
Virginia, Pollution Control Revenue Bonds (Appalachian Power Company Project), Series K (the "Bonds"), of like date and tenor, except as to number and principal amount, authorized and issued pursuant to the Industrial Development and Commercial Development Bond Act (Chapter 13, Article 2C, of the West Virginia Code, as amended) for the purpose of refunding certain Pollution Control Revenue Bonds (Appalachian Power Company Project), Series G, which were previously issued by the County for the purpose of its acquisition, construction, installation, equipping and financing of certain facilities for the abatement or control of atmospheric and water pollution and the disposal of solid waste (the "Project") located within the County at Units 1 and 3 of Appalachian Power Company, a Virginia corporation (the "Company"), at the Philip Sporn Generating Station and at the Company's Mountaineer Generating Station (Units 1 and 3 of the Philip Sporn Generating Station and the Mountaineer Generating Station being collectively referred to as the "Plants"), and sale of the same to the Company pursuant to an Agreement of Sale dated as of July 1, 1978 (the "Agreement of Sale"), between the County and the Company. The Bonds are issued under and, together with other series of bonds, are equally and ratably secured by an Indenture of
Trust dated as of July 1, 1978, as supplemented and amended, and as supplemented and amended by a Tenth Supplemental Indenture of Trust dated as of ________ __, ____ (the Indenture of Trust as supplemented and amended being referred to herein as the "Indenture"), between the County and the Trustee which assigns to the Trustee, as security for the Bonds, the County's rights under the Agreement of Sale (except for payment of County expenses and for indemnification of the County). Reference is hereby made to the Indenture, the Agreement of Sale and to all amendments and supplements thereto for a description of the provisions, among others, with respect to the nature and extent of the security, the rights, duties and obligations of the County and the Trustee and the rights of the owners of the Bonds and the terms upon which the Bonds are issued and secured. Additional bonds and refunding bonds ranking equally with the Bonds and other bonds issued under the Indenture may be issued on the terms provided in the Indenture.

      The Bonds may not be called for redemption by the County prior to ________ __, ____, except that in the event of the exercise by the Company of its option to prepay the entire purchase price of the Project under circumstances involving (i) the imposition of unreasonable burdens or excessive liabilities on the Company or the County with respect to the Project or either of the Plants, or the operation of the Project or either of the Plants, including taxes not imposed on July 1, 1978, and economic, technological or other changes making the continued operation of either or both of the Plants uneconomical in the opinion of the Company's Board of Directors; (ii) damage to or destruction of the Project or a portion thereof or all or a portion of either or both of the Plants to such an extent that the Company deems it not practicable and desirable to rebuild, repair and restore the Project, a Plant, or the Plants, as the case may be; (iii) condemnation of all or substantially all of the Project or all or a portion of either or both of the Plants so as to render the Project unsatisfactory to the Company for its intended use; or (iv) the operation of either of the Plants being enjoined and the Company decides to discontinue operation thereof, all as provided in Section 8.1(b)(i) through (iv) of the Agreement of Sale, the Bonds are subject to redemption in whole, but not in part, at any time upon payment of 100% of the principal amount thereof plus interest accrued to the redemption date but without premium.

      The Bonds are subject to optional redemption by the County prior to maturity on or after ________ __, ____, at any time in whole or in part (less than all of the Bonds to be redeemed to be selected by lot by the Trustee) upon payment of the following redemption prices (expressed as a percentage of the principal amount of Bonds to be redeemed) plus accrued interest to the redemption date:

Redemption Dates                                      Redemption
(Dates Inclusive)                                       Price





      If less than all of the Bonds are called for redemption, each $5,000 principal amount of a Bond having a principal amount of more than $5,000 shall be counted as one Bond for the purpose of selecting by lot.

      If any of the Bonds or portions thereof are called for redemption, the Trustee shall cause a notice thereof to be sent by registered or certified mail to the registered owner of the Bonds not less than 30 nor more than 60 days prior to the redemption date. Provided funds for their redemption are on deposit at the place of payment at that time, all Bonds or portions thereof so called for redemption shall cease to bear interest on the redemption date, shall no longer be secured by the Indenture and shall not be deemed to be outstanding under the provisions of the Indenture. If a portion of this Bond shall be called for redemption, a new Bond in principal amount equal to the unredeemed portion hereof will be issued to the registered owner upon the surrender hereof.

      The owner of this Bond shall have no right to enforce the provisions of the Indenture or to institute action to enforce the covenants therein or to take any action with respect to any Event of Default under the Indenture or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture. In certain events, on conditions, in the manner and with the effect set forth in the Indenture, the principal of all the Bonds issued under the Indenture and then outstanding may become or may be declared due and payable before their stated maturities, together with interest accrued thereon. Modifications or alterations of the Indenture, or of any supplements thereto, may be made only to the extent and in the circumstances permitted by the Indenture.

      The Bonds are issuable as registered bonds without coupons in the denominations of $5,000 and any integral multiple thereof.

      The transfer of this Bond may be registered by the registered owner hereof in person or by his duly authorized attorney or legal representative at the principal office of the Trustee, but only in the manner and subject to the limitations and conditions provided in the Indenture and upon surrender and cancellation of this Bond. Upon any such registration of transfer the County shall execute and the Trustee shall authenticate and deliver in exchange for this Bond a new Bond or Bonds, registered in the name of the transferee, of authorized denominations. The Bond Registrar shall, prior to due presentment for registration of transfer, treat the registered owner as the person exclusively entitled to payment of principal and interest and the exercise of all other rights and powers of the owner.

      All acts, conditions and things required to happen, exist or be performed precedent to the issuance of this Bond have happened, exist and have been performed.

                            [FORM OF ABBREVIATIONS]

      The following abbreviations, when used in the inscription on the face of the within Bond, shall be construed as though they were written out in full according to applicable laws or regulations.

                  TEN COM - as tenants in common
                  TEN ENT - as tenants by the entireties
                   JT TEN - as joint tenants with right
                             of survivorship and not as
                             tenants in common

UNIF GIFT MIN ACT -                      Custodian
                              (Cust)                      (Minor)

                              Under Uniform Gifts to Minors Act


                                          (State)

      Additional abbreviations may also be used though not in list above.

                             [FORM OF ASSIGNMENT]

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________________________________

(Please insert Social Security or taxpayer identification number of assignee)
_____________________________________________________________
_____________________________________________________________
_____________________________________________________________
(Please Print or Typewrite Name and Address of Assignee)
____________________________________________________________
the within Bond, and all rights thereunder, and hereby does irrevocably constitute and appoint___________________________
Attorney to transfer the within Bond on the books kept for the registration thereof, with full power of substitution in the premises.

Dated:
                        ___________________________________________
                        NOTICE: The signature to this assignment must correspond with the name as it appears on the face of the within Bond in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed:
                        NOTICE: Signature(s) must be guaranteed by a member firm of the New York Stock
                        Exchange or a commercial bank or trust
                        company; and


      WHEREAS, all things necessary have been done and performed to make the Series K Bonds, when issued and authenticated by the Trustee, valid, binding and legal limited obligations of the County and to constitute this Tenth Supplemental Indenture a valid and binding agreement securing the payment of the principal of, premium, if any, and interest on all bonds issued and to be issued hereunder and under the Indenture (the Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh
Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture and this Tenth Supplemental Indenture, being referred to herein as the "Indenture") and the execution and delivery of this Tenth Supplemental Indenture and the execution and issuance of the Series K Bonds have in all respects been authorized; and

      WHEREAS, the County has requested the Trustee to enter into this Tenth Supplemental Indenture and the Company has consented to the execution and delivery of this Tenth Supplemental Indenture;

      NOW, THEREFORE, the County hereby agrees and covenants with the Trustee and with the respective holders and owners, from time to time of the Series H, Series I, Series J and the Series K Bonds or coupons thereon, or any thereof, as follows:

                                   ARTICLE I
                           PURPOSE OF SERIES K BONDS

      SECTION 1.01.     Purpose  of Series K Bonds.  The Series K Bonds of the
County are authorized for the purpose of refunding $30,000,000 aggregate principal amount of the Series G Bonds at their redemption on January 1, 2000.

                                  ARTICLE II
                              THE SERIES K BONDS

      SECTION 2.01. Issuance of Series K Bonds. There are hereby authorized to be issued Pollution Control Revenue Bonds of the County in the aggregate principal amount of Thirty Million Dollars ($30,000,000) as Refunding Bonds pursuant to Section 2.11 of the Indenture. Said Bonds shall be designated "Mason County, West Virginia Pollution Control Revenue Bonds (Appalachian Power Company Project), Series K", shall be dated as of ________ __, ____, shall bear interest payable semiannually on the first days of ________ and ________ in each year, commencing ________ __, ____, at the rate of
______________________________  per  centum  (______%)  per  annum  and  shall mature, subject to the right of prior redemption as hereinafter set forth, on ________ __, ____.

      Both principal of and interest on the Series K Bonds shall be payable in lawful money of the United States of America, but only from the revenues and receipts pledged to the payment thereof as provided herein and in the Indenture.

      SECTION 2.02. Form of Series K Bonds. The Series K Bonds shall be issued substantially in the form of the Series K Bond hereinabove set forth, with such appropriate variations, omissions and insertions as are permitted or required by the Indenture or this Tenth Supplemental Indenture.

      Initially, one certificate for the Series K Bonds will be issued and registered to the Securities Depository (defined below), or its nominee. The County and the Trustee may enter into a Letter of Representations (defined below) relating to a book-entry system to be maintained by the Securities Depository with respect to the Series K Bonds.

      In the event that (a) the Securities Depository determines not to continue to act as a securities depository for the Series K Bonds by giving notice to the Trustee and the County discharging its responsibilities hereunder, or (b) the County determines (at the direction of the Company) (i) that beneficial owners of Series K Bonds shall be able to obtain certificated Series K Bonds or (ii) to select a new Securities Depository, then the Trustee shall, at the direction of the County (at the request of the Company), attempt to locate another qualified securities depository to serve as Securities Depository or authenticate and deliver certificated Series K Bonds to the beneficial owners or to the Securities Depository participants on behalf of beneficial owners substantially in the form provided for in this Section. In delivering certificated Series K Bonds, the Trustee shall be entitled to rely on the records of the Securities Depository as to the beneficial owners or the records of the Securities Depository participants acting on behalf of beneficial owners. Such certificated Series K Bonds will then be registrable, transferable and exchangeable as set forth in this Indenture.

      So long as there is a Securities Depository for the Series K Bonds (1) it or its nominee shall be the registered owner of the Series K Bonds, (2) notwithstanding anything to the contrary in this Indenture, determinations of persons entitled to payment of principal, premium, if any, and interest, transfers of ownership and exchanges and receipt of notices shall be the responsibility of the Securities Depository and shall be effected pursuant to rules and procedures established by such Securities Depository, (3) the County, the Company and the Trustee shall not be responsible or liable for maintaining, supervising or reviewing the records maintained by the Securities Depository, its participants or persons acting through such participants, (4) references in this Indenture to registered owners of the Series K Bonds shall mean such Securities Depository or its nominee and shall not mean the beneficial owners of the Series K Bonds and (5) in the event of any inconsistency between the provisions of this Indenture and the provisions of the Letter of Representations such provisions of the Letter of Representations, except to the extent set forth in this paragraph and the next preceding paragraph, shall control.

      For purposes of this Section, the following terms shall have the following meanings:

      "Letter of Representations" means the Letter of Representations dated ________ __, ____, from the County and the Trustee to the Securities Depository and any amendments thereto, or successor agreements between the County and the Trustee and any successor Securities Depository, relating to a book-entry system to be maintained by the Securities Depository with respect to the Series K Bonds.

      "Securities Depository" means The Depository Trust Company, a corporation organized and existing under the laws of the State of New York, and any other securities depository for the Series K Bonds appointed pursuant to this Section, and their successors.

      SECTION 2.03. Execution, Authentication and Delivery of Series K Bonds. The Series K Bonds shall be executed, authenticated and delivered, and the proceeds therefrom deposited, as provided in Section 2.11 of the Indenture, as amended by Section 5.01 of this Tenth Supplemental Indenture, and Section 3.2(c) of the Agreement.

                                  ARTICLE III
                 REDEMPTION OF SERIES K BONDS BEFORE MATURITY

      SECTION 3.01. Redemption. Any and all of the Series K Bonds shall be redeemable as set forth in the form of the Series K Bond hereinabove set forth. Reference is hereby further made to Article III of the Indenture for the provisions describing the methods and effects of redemption.

                                  ARTICLE IV
                            COVENANTS AND SECURITY

      SECTION 4.01. Authority; Compliance with Conditions. The County covenants that it is duly authorized under the laws of the State of West Virginia, including particularly and without limitation the Act, to issue the Series K Bonds, authorized hereby and to execute and deliver this Tenth Supplemental Indenture, to assign and pledge the Agreement and the revenues and receipts payable under the Agreement, to grant a security interest therein and to pledge the revenues and receipts in the manner and to the extent contemplated herein and in the Indenture; that all of the requirements and conditions for the issuance of the Series K Bonds and the execution and delivery of this Tenth Supplemental Indenture have been satisfied and complied with; that all other action on its part necessary for the issuance of the Series K Bonds and the execution and delivery of this Tenth Supplemental Indenture has been duly and effectively taken; and that the Series K Bonds in the hands of the owners thereof are and will be valid and enforceable obligations of the County according to the terms thereof and hereof.

      SECTION 4.02. Security for Series K Bonds; Confirmation of Indenture. The Series K Bonds shall be equally and ratably secured under the Indenture with all outstanding bonds, and any other series of bonds which may be issued pursuant to Section 2.10 or 2.11 of the Indenture, without preference, priority or distinction of any bonds, as defined therein, over any other bonds. As supplemented and amended, the Indenture is in all respects ratified and confirmed, and the Indenture, including each supplemental indenture, shall be read, taken and construed as one and the same instrument. All covenants, agreements and provisions of, and all security provided under, the Indenture shall apply with full force and effect to the Series K Bonds and to the owners thereof.

                                   ARTICLE V
                            AMENDMENT OF INDENTURE

      SECTION 5.01.  Amendment to Section  2.11.  The last sentence of Section
2.11 of the Indenture is amended to read as follows:

            "The proceeds of such Refunding Bonds shall be deposited by the Trustee in the Bond Fund and held by the Trustee in the Bond Fund pursuant to the provisions of Section 7.01 for the payment of the principal of, premium, if any, and interest on the Bonds to be refunded at the earliest redemption date, or in the case of Series H Bonds, Series I Bonds, Series J Bonds, Series K Bonds or any other series of Bonds which may be issued after ________ __, ____ pursuant to Sections
      2.10 or 2.11 of the Indenture, at the earliest date on which the respective series shall be subject to redemption at the option of the County or such later date, including the maturity date, as the County, at the direction of the Company, shall designate."

                                  ARTICLE VI
                                 MISCELLANEOUS

      SECTION  6.01.   Successors   and  Assigns.   This  Tenth   Supplemental
Indenture shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      SECTION 6.02. Applicable Law. This Tenth Supplemental Indenture shall be governed by the laws of the State of West Virginia.

      SECTION 6.03. Counterparts. This Tenth Supplemental Indenture may be executed in several counterparts, each of which shall be an original, and all of which together shall constitute but one and the same instrument.

      The beneficiaries hereof at the time of execution and delivery hereof are the holders of the Series G Bonds, Series H Bonds, Series I Bonds, Series K Bonds and ____________________ of ____________________.

      IN WITNESS WHEREOF, MASON COUNTY, WEST VIRGINIA, by and through its County Commission, has caused this Tenth Supplemental Indenture to be executed by the President of the Mason County Commission, and the seal of the Mason County Commission to be hereunto affixed and attested by the Clerk of the Mason County Commission, and One Valley Bank, National Association, has caused this Tenth Supplemental Indenture to be executed by one of its Vice Presidents and attested by one of its Assistant Secretaries, all as of the date first above written.

                              COUNTY COMMISSION OF MASON COUNTY


                              By______________________________________
                                             President

(SEAL)

Attest:


______________________________
            Clerk

                              ONE VALLEY BANK, NATIONAL ASSOCIATION
                                                              as Trustee


                              By_________________________________
                                          Vice President

(SEAL)

Attest:


______________________________
      Assistant Secretary



STATE OF WEST VIRGINIA  )
                              :     ss:
COUNTY OF MASON               )

      I, ________________________, a Notary Public in and for the County and State aforesaid, hereby certify that ____________________ and ____________________, who signed the writing above and hereto annexed as President and Clerk for the COUNTY COMMISSION OF MASON COUNTY, West Virginia, bearing date as of the __________ day of __________, ____, have this day in my said County before me acknowledged the said writing to be the act and deed of said County Commission.

      Given under my hand and seal this ______ day of ________, ____.

(Seal)
                                    ______________________________
                                    My Commission Expires:



STATE OF WEST VIRGINIA  )
                              :     ss:
COUNTY OF KANAWHA       )

      I, ________________________, a Notary Public in and for the County and State aforesaid, hereby certify that ________________________ and ___________________________, who signed the writing above and hereto annexed as Vice President and Assistant Secretary of ONE VALLEY BANK, NATIONAL ASSOCIATION, bearing date as of the __________ day of __________, ____, have this day in my said County before me acknowledged the said writing to be the act and deed of said Bank.

      Given under my hand and seal this ______ day of ________, ____.

(Seal)
                                    ______________________________
                                    My Commission Expires:




                                                                  Exhibit D-18


                                  Before the

                         STATE CORPORATION COMMISSION


             APPLICATION                  :

                  Of                      :     Case No. PUF

      APPALACHIAN POWER COMPANY           :


                          APPLICATION UNDER TITLE 56,
                      CHAPTER 3, OF THE CODE OF VIRGINIA


      APPALACHIAN POWER COMPANY, a corporation duly organized under the laws of the Commonwealth of Virginia (hereinafter referred to as "Appalachian"), respectfully shows:
      1. Appalachian is a public service corporation organized in Virginia as a public utility, subject to regulation, inter alia, as to rates, service and security issues by this Commission and doing business under the laws of the Commonwealth of Virginia and duly qualified to transact a public utility business in the State of West Virginia.
      2. Appalachian proposes to issue and sell, from time to time through December 31, 1999, secured or unsecured promissory notes ("Notes") in the aggregate principal amount of up to $400,000,000. The Notes may be issued in the form of either First Mortgage Bonds, Senior or Subordinated Debentures (including Junior Subordinated Debentures) or other promissory notes.
            The Notes will  mature in not less than 9 months and not more than
50 years. The interest rate of the Notes may be fixed or variable and will be sold by (i) competitive bidding, (ii) through negotiation with underwriters or agents, or (iii) by direct placement with a commercial bank or other institutional investor. Any fixed rate Note will be sold by Appalachian at a yield to maturity which shall not exceed by more than 300 basis points the yield to maturity on United States Treasury obligations of comparable maturity at the time of pricing. The initial interest rate on any variable rate Note will not exceed 10% per annum. Appalachian will agree to specific redemption provisions, if any, including redemption premiums, at the time of the pricing.
            In connection  with the sale of unsecured  Notes,  Appalachian may agree to restrictive covenants which would prohibit it from, among other things: (i) creating or permitting to exist any liens on its property, with certain stated exceptions; (ii) creating indebtedness except as specified therein; (iii) failing to maintain a specified financial condition; (iv) entering into certain mergers, consolidations and dispositions of assets; and
(v) permitting certain events to occur in connection with pension plans. In addition, Appalachian may permit the holder of the Notes to require Appalachian to prepay them after certain specified events, including an ownership change.
            Appalachian  may have the right to defer  payment of  interest  on the Junior Subordinated Debentures for up to five years. However, Appalachian may not declare and pay dividends on its outstanding stock if payments under the Junior Subordinated Debentures are deferred. The payment of principal, premium and interest on Junior Subordinated Debentures will be subordinated in right of payment to the prior payment in full of senior indebtedness.
            The First  Mortgage  Bonds will be issued under and secured by the
Mortgage and Deed of Trust, dated as of December 1, 1940, made by Appalachian to Bankers Trust Company and R. Gregory Page, as Trustees, as previously supplemented and amended (on file in Cases No. 7118, 9022, 9947, 10555, 11183, 11908, 13367, 13857, 15683, S-270, S-352, A-28, A-42, A-118, A-147,
A-209,  A-254,  A-297, A-394, A-397, A-444, A-483, A-513, A-614, A-739, A-753,
PUA800002,  PUA800065,  PUA820008, PUA830066, PUA860088, PUA870041, PUA890040,
PUF910025,  PUF910047,  PUF920035, PUF930038, PUF930035, PUF940002, PUF950018,
PUF960032 and PUF970035), and as to be further supplemented and amended by one or more Supplemental Indentures. A copy of the most recent Supplemental Indenture for First Mortgage Bonds utilized by Appalachian is attached as Exhibit A. It is proposed that a similar form of Supplemental Indenture be used for one or more series of the First Mortgage Bonds (except for provisions such as interest rate, maturity, redemption terms and certain administrative matters).
            The  Junior  Subordinated  Debentures  will  be  issued  under  an
Indenture, dated as of September 1, 1996, as previously supplemented and amended, and as to be further supplemented and amended by one or more Supplemental Indentures. A copy of the Indenture and the most recent Supplemental Indenture for Junior Subordinated Debentures utilized by Appalachian are attached as Exhibit B. It is proposed that a similar form of Supplemental Indenture be used for one or more series of the Junior Subordinated Debentures (except for provisions such as interest rate, maturity, redemption terms and certain administrative matters).
            The unsecured  Notes (other than Junior  Subordinated  Debentures)
will be issued under an Indenture dated as of January 1, 1998, as previously supplemented and amended, and as to be further supplemented and amended by one or more Supplemental Indentures or Company Orders. A copy of the
Indenture and most recent Company Order utilized by Appalachian are attached hereto as Exhibit C. It is proposed that a similar form of Company Order or a Supplemental Indenture be used for one or more series of the unsecured Notes other than Junior Subordinated Debentures (except for provisions such as interest rate, maturity, redemption terms and certain administrative matters).
      3. Appalachian proposes, with the Commission's approval, to utilize interest rate management techniques and enter into Interest Rate Management Agreements. Such authority will allow Appalachian sufficient alternatives and flexibility when striving to reduce its effective interest cost and manage interest cost on financings.
      A.    Interest Rate Management Agreements
            The Interest Rate Management  Agreements will be products commonly used in today's capital markets, consisting of "interest rate swaps", "caps", "collars", "floors", "options", or hedging products such as "forwards" or "futures", or similar products, the purpose of which is to manage and minimize interest costs. Appalachian expects to enter into these agreements with counterparties that are highly rated financial institutions. The transactions will be for a fixed period and a stated principal amount, and may be for underlying fixed or variable obligations of Appalachian.
      B.    Pricing Parameters
            Appalachian  proposes  that the pricing  parameters  for  Interest
Rate Management Agreements be governed by the same parameters applicable to the Notes. Fees and commissions in connection with any Interest Rate Management Agreement will be in addition to the above parameters and will not exceed 1.00% of the amount of the underlying obligation involved.
      C.    Accounting
            Appalachian   proposes  to  account  for  these   transactions  in
accordance with generally accepted accounting principles.
      D.    Commission Authorization
            Since market  opportunities  for these  interest  rate  management alternatives are transitory, Appalachian must be able to execute interest rate management transactions when the opportunity arises to obtain the most competitive pricing. Thus, Appalachian seeks approval to enter into any or all of the described interest rate management transactions within the parameters discussed above prior to the time Appalachian reaches agreement with respect to the terms of such transactions.
            If  Appalachian  utilizes  Interest  Rate  Management  Agreements,
Appalachian's annual long-term interest charges could change. The authorization of the Interest Rate Management Agreements consistent with the parameters herein in no way relieves Appalachian of its responsibility to obtain the best terms available for the product selected and, therefore, it is appropriate and reasonable for this Commission to authorize Appalachian to agree to such terms and prices consistent with said parameters.
                                    * * *
      4. Any proceeds realized from the sale of the Notes, together with any other funds which may become available to Appalachian, will be used to redeem directly or indirectly long-term debt, to refund directly or indirectly preferred stock, to repay short-term debt at or prior to maturity, to reimburse Appalachian's treasury for expenditures incurred in connection with its construction program and for other corporate purposes. Appalachian's First Mortgage Bonds, 8.43% Series due 2022 ($37,471,000 principal amount outstanding) may be redeemed at a regular redemption price of 105.91% (105.48% at June 1, 1999) of the principal amount thereof; the First Mortgage Bonds, 7.90% Series due 2023 ($30,000,000 principal amount outstanding) may be redeemed at a regular redemption price of 105.93% (105.53% at June 1, 1999) of the principal amount thereof; the First Mortgage Bonds, 7.80% Series due 2023 ($40,000,000 principal amount outstanding) may be redeemed at a regular redemption price of 105.85% (105.46% at May 1, 1999) of the principal amount thereof; the First Mortgage Bonds, 7.38% Series due 2002 ($50,000,000 principal amount outstanding) may be redeemed at a regular redemption price of 101.06% (100.00% at August 15, 1999) of the principal amount thereof; the First Mortgage Bonds, 6.85% Series due 2003 ($30,000,000 principal amount outstanding) may be redeemed at a regular redemption price of 101.96% (100.98% at June 1, 1999) of the principal amount thereof; and the First Mortgage Bonds, 6.65% Series due 2003 ($40,000,000 principal amount outstanding) may be redeemed at a regular redemption price of 101.90%
(100.95% at May 1, 1999) of the principal amount thereof. The redemptions will occur if Appalachian considers that the payment of the premiums of
5.91%,  5.93%,  5.85%,  1.06%,  1.96% and 1.90%,  respectively,  is prudent in light of the substantial amounts of interest expense that could be saved by early redemption of one or all of these series, and proposes to treat said premiums, if such early redemptions are carried out, as an expense of the Notes, to be amortized over the life of the Notes. If such life is ten years, the amortization of such premium would be approximately $821,154 per year. Appalachian intends to utilize deferred tax accounting for the premium expense, in order properly to match the amortization of the expense and the related tax effect. In addition, Appalachian estimates that approximately $221,000,000 (exclusive of allowance for funds used during construction) will be expended in 1999 in connection with its construction program.
            Appalachian  may  purchase  the  series  of first  mortgage  bonds referred to herein or any other series or any series of preferred stock through tender offer, negotiated, open market or other form of purchase or otherwise by means other than redemption, if they can be refunded at a lower effective cost.
            The tender  offers will occur if  Appalachian  considers  that the payment of the necessary premium is prudent in light of the substantial amounts of interest expense that could be saved by early redemption of any of these series, and proposes to treat said premium as an expense of the Notes to be amortized over the life of the Notes. Appalachian intends to utilize deferred tax accounting for the premium expense, in order properly to match the amortization of the expense and the related tax effect.
                                    * * *
      5. On June 6, 1978, Appalachian filed an Application with this Commission in Case No. A-667 seeking the requisite authorization with respect to certain transactions relating to the financing of certain pollution abatement or control and related facilities at Units 1 and 3 of its Philip Sporn Plant (the "Sporn Plant") in Mason County, West Virginia and certain air and water pollution abatement or control facilities at its Mountaineer Plant (the "Mountaineer Plant") under construction in Mason County, West Virginia (all such pollution abatement or control and related facilities being collectively referred to in Paragraphs 5 through 22 of this Application as the "Project"), including (i) the transfer by Appalachian of such pollution abatement or control facilities, to the extent already constructed and then in place at the Sporn and Mountaineer Plant sites, to Mason County, West Virginia, acting by and through its Commission (hereinafter referred to as "Mason County") and the reacquisition by Appalachian of the Project from Mason County, pursuant to an Agreement of Sale with Mason County, dated as of July 1, 1978 (the "Agreement"); and (ii) the issuance by Mason County of an initial series of its pollution control revenue bonds (the "Series A Bonds") under an Indenture of Trust, dated as of July 1, 1978 (the "Indenture"), between Mason County and One Valley Bank, N.A. (formerly, Kanawha Valley Bank, N.A.), as Trustee (the "Trustee"). On June 23, 1978, this Commission issued an Order granting Appalachian authority to provide financing for the Project through the sale of up to $60,000,000 principal amount of the Series A Bonds. On July 31, 1978, Mason County issued and sold $40,000,000 principal amount of Series A Bonds and deposited the amount realized from such sale with the Trustee in the Construction Fund (as defined in the Indenture) in order to provide monies to reimburse Appalachian for a portion of the amounts it had expended to pay the Cost of Construction (as defined in the Agreement) of the Project, and the disposition and reacquisition described above were effectuated.
      6. On May 25, 1979, Appalachian filed an Application with this Commission in Case No. A-749 seeking requisite authorization with respect to a transaction relating to the issue and sale of additional pollution control revenue bonds in an aggregate principal amount of up to $70,000,000 (the "Series B Bonds") in order to provide additional funds for the payment of the Cost of Construction of the Project. On June 8, 1979, this Commission issued an Order granting Appalachian authority to provide additional financing for the Project through the sale of up to $50,000,000 principal amount of Series B Bonds. On June 15, 1979, Mason County issued and sold $50,000,000 principal amount of Series B Bonds and the proceeds of the sale of the Series B Bonds were deposited by Mason County with the Trustee in the Construction Fund and applied to the payment of the Cost of Construction of the Project, which included reimbursement to Appalachian for amounts it had previously expended to pay the Cost of Construction.
      7. On December 31, 1980, Appalachian filed an Application with this Commission in Case No. PUA810002 seeking requisite authorization with respect to a transaction relating to the issue and sale of additional pollution control revenue bonds in an aggregate principal amount of up to $40,000,000 (the "Series C Bonds") in order to provide additional funds for the payment of the Cost of Construction of the Project. On January 28, 1981, this
Commission  issued  an  Order  granting   Appalachian   authority  to  provide
additional financing for the Project through the sale of up to $40,000,000 principal amount of Series C Bonds. On February 25, 1981, Mason County issued and sold $40,000,000 principal amount of Series C Bonds and the proceeds of the sale of the Series C Bonds were deposited by Mason County with the Trustee in the Construction Fund and applied to the payment of the Cost of Construction of the Project, which included reimbursement to Appalachian for amounts it had previously expended to pay the Cost of Construction.
      8. On January 30, 1984, Mason County issued and sold $30,000,000 principal amount of an additional series of pollution control revenue bonds (the "Series D Bonds"). The proceeds of the sale of the Series D Bonds were deposited by Mason County with the Trustee in the Bond Fund (as defined in the Indenture) and applied to the payment of the principal of the $30,000,000 of Series C Bonds which matured by their terms on February 1, 1984. The obligations of Appalachian under the Agreement with respect to the issuance and sale of the Series D Bonds did not require authorization of this Commission under the provisions of Section 56-65.1 of the Code of Virginia, as amended.
      9. On April 10, 1984, Mason County issued and sold $30,000,000 principal amount of an additional series of pollution control revenue bonds (the "Series E Bonds"). The proceeds of the sale of the Series E Bonds were deposited by Mason County with the Trustee in the Bond Fund and applied to redeem the principal of the $30,000,000 of Series D Bonds on April 30, 1984. The obligations of Appalachian under the Agreement with respect to the issuance and sale of the Series E Bonds did not require authorization of this Commission under the provisions of Section 56-65.1 of the Code of Virginia, as amended, and accordingly, Appalachian's Application covering the Series E Bonds (Case No. PUA840007) was withdrawn and the proceeding dismissed by this Commission on March 22, 1984.
      10. On January 24, 1985, Appalachian filed an Application with this Commission in Case No. PUA850001 seeking requisite authorization with respect to a transaction relating to the issue and sale of additional pollution control revenue bonds in an aggregate principal amount of up to $30,000,000 (the "Series F Bonds") in order to redeem at maturity the principal of $30,000,000 of Series E Bonds. On February 15, 1985, this Commission issued an Order granting Appalachian authority to issue the Series F Bonds for the purpose of effecting the redemption at maturity of the Series E Bonds. On March 19, 1985, Mason County issued and sold $30,000,000 principal amount of the Series F Bonds and the proceeds of the sale of the Series F Bonds were deposited by Mason County with the Trustee in the Bond Fund and applied to redeem at maturity the principal of $30,000,000 of Series E Bonds on April 1, 1985.
      11. On November 22, 1989, Appalachian filed an Application with this Commission in Case No. PUA890053 seeking requisite authorization with respect to a transaction relating to the issue and sale of additional pollution control revenue bonds in an aggregate principal amount of up to $30,000,000 (the "Series G Bonds") in order to redeem at maturity the principal of $30,000,000 of Series F Bonds. On December 29, 1989, this Commission issued an Order granting Appalachian authority to issue the Series G Bonds for the purpose of effecting the redemption prior to maturity of the Series F Bonds. On January 17, 1990, Mason County issued and sold $30,000,000 principal amount of the Series G Bonds and the proceeds of the sale of the Series G Bonds were deposited by Mason County with the Trustee in the Bond Fund and applied to redeem prior to maturity the principal of $30,000,000 of Series F Bonds on March 1, 1990.
      12. On August 10, 1990, Appalachian filed an Application with this Commission in Case No. PUF900001 seeking requisite authorization with respect to a transaction relating to the issue and sale of additional pollution control revenue bonds in an aggregate principal amount of up to $10,000,000 (the "Series H Bonds") in order to redeem prior to maturity the principal of $10,000,000 of Series C Bonds. On September 18, 1990, this Commission issued an Order granting Appalachian authority to issue the Series H Bonds for the purpose of effecting the redemption prior to maturity of the Series C Bonds. On November 8, 1990, Mason County issued and sold $10,000,000 principal amount of the Series H Bonds and the proceeds of the sale of the Series H Bonds were deposited by Mason County with the Trustee in the Bond Fund and applied to redeem prior to maturity the principal of $10,000,000 of Series C Bonds on February 1, 1991.
      13. On April 17, 1992, Appalachian filed an Application with this Commission in Case No. PUF920019 seeking requisite authorization with respect to a transaction relating to the issue and sale of additional pollution control revenue bonds in an aggregate principal amount of up to $40,000,000 (the "Series I Bonds") in order to redeem prior to maturity the principal of $40,000,000 of Series A Bonds. On May 8, 1992, this Commission issued an Order granting Appalachian authority to issue the Series I Bonds for the purpose of effecting the redemption prior to maturity of the Series A Bonds. On June 4, 1992, Mason County issued and sold $40,000,000 principal amount of the Series I Bonds and the proceeds of the sale of the Series I Bonds were deposited by Mason County with the Trustee in the Bond Fund and applied to redeem prior to maturity the principal of $40,000,000 of Series A Bonds on August 1, 1992.
      14. On August 19, 1992, Appalachian filed an Application with this Commission in Case No. PUF920035 seeking requisite authorization with respect to a transaction relating to the issue and sale of additional pollution control revenue bonds in an aggregate principal amount of up to $50,000,000 (the "Series J Bonds") in order to redeem prior to maturity the principal of $50,000,000 of Series B Bonds. On September 10, 1992, this Commission issued an Order granting Appalachian authority to issue the Series J Bonds for the purpose of effecting the redemption prior to maturity of the Series B Bonds. On October 29, 1992, Mason County issued and sold $50,000,000 principal amount of the Series J Bonds and the proceeds of the sale of the Series J Bonds were deposited by Mason County with the Trustee in the Bond Fund and applied to redeem prior to maturity the principal of $50,000,000 of Series B Bonds on December 1, 1992.
      15. Appalachian intends to inform Mason County that pursuant to the Agreement it will request Mason County to issue and sell additional pollution control revenue bonds in an aggregate principal amount of up to $30,000,000 (the "Series K Bonds") in order to provide funds for the payment of the $30,000,000 aggregate principal amount of the Series G Bonds on their redemption date of January 1, 2000. It is contemplated that the Series K Bonds will be issued pursuant to the Indenture as supplemented and amended and to be supplemented by a Tenth Supplemental Indenture in substantially the form filed herewith as Exhibit D, which will provide that the proceeds of the sale of the Series K Bonds will be deposited by Mason County with the Trustee in the Bond Fund and applied to payment of the $30,000,000 aggregate principal amount of the Series G Bonds.
      16. It is contemplated that the Series K Bonds will be sold pursuant to arrangements with a group of underwriters. While Appalachian will not be a party to the underwriting arrangements for the Series K Bonds, the Agreement provides that the Series K Bonds shall have such terms as shall be specified by Appalachian. If it is deemed advisable, the final form of the Supplemental Indenture may provide for a sinking fund pursuant to which a portion of all the Series K Bonds issued could be retired annually. In addition, the Series K Bonds may not, if it is deemed advisable, be redeemable optionally in whole or in part for a period of time. Finally, if it is deemed advisable, the Series K Bonds may be provided some form of credit enhancement, such as a letter of credit, bond insurance, or surety bond.
      17. Appalachian understands that the Series K Bonds can be issued under circumstances that the interest on such Bonds will be excludable from gross income under the provisions of Section 103 of the Internal Revenue Code of 1986, as amended (except for interest on any such Bond during a period in which it is held by a person who is a substantial user of the Project or a related person), and that while it is not possible to predict precisely the interest rate which may be obtained in connection with the issuance of bonds having such characteristics, the annual interest rate on tax exempt obligations historically has been, and can be expected under current circumstances to be, 1-1/2% to 2-1/2% or more lower than the rates of obligations of like tenor and comparable quality, interest on which is fully subject to Federal income tax.
      18. The Agreement provides that each installment of the purchase price for the Project payable by Appalachian will be in such an amount (together with other moneys held by the Trustee under the Indenture for that purpose) as will enable payment, when due, of (i) the interest on all Series K Bonds and any additional bonds and refunding bonds issued under the Indenture, (ii) the stated maturities of the principal of all Series K Bonds and any additional bonds and refunding bonds issued under the Indenture and
(iii) amounts, including any accrued interest, payable in connection with any mandatory redemption of all Series K Bonds and any additional bonds or refunding bonds issued under the Indenture. The Agreement also obligates Appalachian to pay the fees and charges of the Trustee, as well as certain administrative expenses of Mason County. Appalachian will not agree, without further Order of this Commission, to the issuance of any Series K Bond if (i) the stated maturity of any such Bond shall be more than forty (40) years;
(ii) if the rate of interest to be borne by any such Series K Bonds shall exceed 8% per annum; (iii) if the discount from the initial public offering price of any such Bond shall exceed 5% of the principal amount thereof; or
(iv) if the initial public offering price of any such Bond shall be less than 95% of the principal amount thereof.
      19. Since Appalachian believes that every effort should be made to minimize, to the extent possible, carrying costs of facilities employed by Appalachian in the rendition of utility services and the issuer will apply the funds derived from the issuance of the Series K Bonds to the payment of $30,000,000 aggregate principal amount of Series G Bonds on their January 1, 2000 redemption date, Appalachian believes that the public interest will be served by the issuance of the Series K Bonds by reducing the interest rates on such Bonds.
      20. Appalachian believes that the consummation of the transaction herein proposed will be in the best interests of Appalachian's consumers and investors and consistent with sound and prudent financial policy. Appalachian also believes that although, in Appalachian's view, the contractual obligations of Appalachian under the Agreement are not subject to the provisions of Chapter 3 of Title 56 of the Code of Virginia, as amended, if this Commission issues the Order requested hereby, Appalachian will have received all necessary authorization from this Commission which may be necessary or appropriate under the laws of the Commonwealth of Virginia in respect of the transaction described herein.
      21. Because the proceeds from the sale of the Series K Bonds will be deposited in the Bond Fund and will be applied to the payment of $30,000,000 aggregate principal amount of the Series G Bonds on their redemption January 1, 2000 date, none of the proceeds of the sale of the Series K Bonds will be received by Appalachian.
      22. Appalachian proposes to treat the call premium associated with the redemption of the Series G Bonds as an issuance expense of the Series K Bonds and to amortize such expense over the life of such issue. If the life of the Series K Bonds is 30 years, the amortization of such premium would be approximately $20,000 per year. Appalachian intends to utilize deferred tax accounting for the premium expenses, in order properly to match the amortization of the expenses and the related tax effect. In its Order granting authority in Case No. PUF 920035, the Commission approved similar accounting treatment for a premium associated with Mason County's issuance of the Series J Bonds.
      23. Balance Sheets and Statements of Income and Retained Earnings for the twelve months ended September 30, 1998 are attached hereto as Exhibit E.
      24. The issuance of the Notes and Series K Bonds will be effected in compliance with all applicable indenture, charter and other standards relating to debt and equity securities and capitalization ratios of Appalachian.
      Appalachian, therefore, asks that an Order be entered by this Commission granting all requisite authorization under the laws of Virginia for the transactions herein proposed.
Dated:  November 19, 1998

                                    APPALACHIAN POWER COMPANY


                                    By /s/ A. A. Pena
                                          Vice President


                               and By /s/ Thomas G. Berkemeyer
                                          Assistant Secretary


Attorneys for Appalachian Power Company:



William E. Johnson, Esq.
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215



H. Allen Glover, Jr., Esq.
George J. A. Clemo, Esq.
Woods, Rogers & Hazlegrove
First Union Tower, Suite 1400
10 South Jefferson Street
Roanoke, Virginia 24011



STATE OF OHIO           )
                        )  ss:
COUNTY OF FRANKLIN      )


      Before me, Mary M. Soltesz, a Notary Public in and for the State and County aforesaid, this 19th day of November, 1998, personally appeared A. A. Pena and Thomas G. Berkemeyer, to me known to be the persons whose names are signed to the foregoing Application, and after being first duly sworn made
oath  and  said  that  they  are  Vice  President  and  Assistant   Secretary,
respectively, of Appalachian Power Company, that they have read the Application and know the contents thereof, that the allegations therein are true and correct to the best of their knowledge, information and belief, and that they are duly authorized to make, verify and file the Application for Appalachian Power Company.
      Subscribed and sworn to before me this 19th day of November, 1998.
                                    /s/ Mary M. Soltesz_
                                          Notary Public
                              My Commission Expires 7-12-99




                                                                  Exhibit D-19


                           COMMONWEALTH OF VIRGINIA

                         STATE CORPORATION COMMISSION

                                                 AT RICHMOND, JANUARY 25, 1999

APPLICATION OF

APPALACHIAN POWER COMPANY                       CASE NO. PUF 980032

For authority to incur
long-term indebtedness

                           ORDER GRANTING AUTHORITY

      On December 3, 1998, Appalachian Power Company ("APCO", or "Applicant") filed an application under Chapter 3 of Title 56 of the Code of Virginia requesting authority to issue long-term debt securities. In addition, APCO requested authority to utilize interest rate management techniques by entering into various Interest Rate Management Agreements ("IRMAs"). By letter dated January 8, 1999, APCO submitted an amendment to limit the scope of authority for IRMAs. Applicant has paid the requisite fee of $250.
      APCO proposes to issue up to $400 million of secured or unsecured promissory notes ("Notes") from time to time through December 31, 1999. The Notes may be issued in the form of either First Mortgage Bonds, Senior or Subordinated Debentures (including Junior Subordinated Debentures), or other promissory notes. APCO further proposes to issue $30,000,000 of pollution control revenue bonds ("Series K Bonds").
      Applicant requests the flexibility to set specific terms and conditions of the proposed securities, such as maturity and interest rate, based on market conditions at the time of issuance. As set out in its application, however, Applicant outlines broad parameters under which the issuance of the debt securities will occur.
      The proceeds from the issuance of the $400,000,000 in Notes will be used to redeem, directly or indirectly, long-term debt, to refund, directly or indirectly, preferred stock, to repay short-term debt, to reimburse APCO's treasury for construction program expenditures, and for other proper corporate purposes. The proceeds from the issuance of the $30,000,000 in Series K Bonds will be used for the early redemption of a like amount of Series G pollution control revenue bonds. In conjunction with the issuance of the proposed securities, Applicant requests authority to enter into one or more interest rate management agreements to manage the interest rate costs on the proposed financings.
      THE COMMISSION, upon consideration of the application and having been advised by its Staff, is of the opinion and finds that approval of the application will not be detrimental to the public interest. We will approve the application subject to the terms and conditions detailed herein. The hedging arrangements proposed by Applicant are approved only as part of the issuance of debt securities in this proceeding. Such approval shall not, however, be deemed a general grant of authority to enter into interest rate swaps, caps, collars, treasury locks, or similar IRMA's with banks or other financial institutions.FN1
FN1 We note that we held, in Case No. PUF970019, that interest rate swap agreements come within the purview of Chapter 3 of Title 56 of the Code of Virginia and, as such, require prior approval from the Commission.

The Commission is of the further opinion and finds that Applicant's proposed treatment of costs to refinance outstanding debt with the debt proposed in this application should not be authorized in this case. The proper treatment of such costs is more appropriately considered in the broader context of a rate related proceeding. Therefore, any such cost of refunded debt will be addressed within the context of APCO's next rate related proceeding. Accordingly,
IT IS ORDERED THAT:
      1)    Applicant is hereby authorized to issue and sell up to
$400,000,000 of long-term debt, from time to time through December 31, 1999, for the purposes and under the terms and conditions set forth in the application.
      2) Applicant is hereby authorized to incur long-term indebtedness in the form of pollution control revenue bonds of up to $30,000,000, through January 1, 2000, for the purposes and under the terms and conditions set forth in the application.
      3) Applicant is authorized to enter into the hedging agreements proposed in its application only in conjunction with the issuance of the debt securities approved herein and only for purposes consistent with those set out in APCO's Board of Director's Resolution dated January 29, 1997.
      4) The authority granted herein shall have no implications for ratemaking purposes.
      5)    Applicant shall submit a preliminary Report of Action within seven days after the issuance of any debt pursuant to this Order to include the issuance date, the amount of the issue, the interest rate, the maturity date, and any securities retired.
      6)    Within 60 days after the end of each calendar quarter in which any debt is issued pursuant to this Order, Applicant shall file a more detailed report of Action with respect to the debt to include: the type of debt issued, the date and amount of each series, the interest rate, the maturity date, net proceeds to Applicant, an itemized list of expenses to date associated with each issue, a description of how the proceeds were used, a list of any securities retired, accompanied by an analysis demonstrating the cost savings associated with the refunding, and a balance sheet reflecting the actions taken.
      7)    Applicant's Final Report of Action shall be due on or before
March 14, 2000, to include a summary of all information filed in the Reports of Action pursuant to Ordering Paragraph 5, in addition to the information, if required, pertaining to any issuance of debt between October 1, 1999 and January 1, 2000.
      8) This matter shall remain under the continued review, audit, and appropriate action of this Commission.
      AN ATTESTED COPY hereof shall be sent to Applicant, to the attention of William E. Johnson, Attorney, American Electric Power, 1 Riverside Plaza, Columbus, OH 43215-2372; and to the Division of Economics and Finance of the Commission.
                                          A True Copy Tests
                                          /s/ Joel H. Peck
                                              Clerk of the
                                    State Corporation Commission




                                                                   Exhibit H-4



                           UNITED STATES OF AMERICA
                                  before the
                      SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.         /July   , 1999


________________________________________
                                          :
In the Matter of                          :
                                          :
                                          :
APPALACHIAN POWER COMPANY                 :
40 Franklin Road, S.W.                    :
Roanoke, Virginia 24011                   :
                                          :
(70-6171)                                 :
________________________________________


NOTICE OF PROPOSED ISSUANCE OF REFUNDING BONDS BY COUNTY IN CONNECTION WITH POLLUTION CONTROL FINANCING

NOTICE IS HEREBY GIVEN that Appalachian Power Company ("Appalachian"), an electric utility subsidiary of American Electric Power Company, Inc., a registered holding company, has filed with this Commission a post-effective amendment to its Application or Declaration previously filed and amended pursuant to the Public Utility Holding Company Act of 1935 (the "Act"), designating Sections 9(a), 10 and 12(d) of the Act and Rule 44(b)(3) promulgated thereunder as applicable to the proposed transaction. All interested persons are referred to the Application or Declaration, as amended by said post-effective amendments, which is summarized below, for a complete statement of the proposed transaction.

By order dated June 30, 1978 (HCAR No. 20610), Appalachian was authorized to enter into an agreement of sale (the "Agreement") with Mason County, West Virginia (the "County") concerning the financing of pollution control facilities (the "Facilities") at Appalachian's Philip Sporn and Mountaineer Plants. Under the Agreement the County is to issue and sell its pollution control revenue bonds (the "Revenue Bonds"), in one or more series, the proceeds from which sales are to be deposited by the County with the trustee (the "Trustee") under the indenture (the "Indenture") entered into between the County and the Trustee pursuant to which Indenture the Revenue Bonds are issued and secured. The proceeds will then be applied to the payment of the costs of construction of the Facilities, originally estimated at $120,000,000, or in the case of proceeds from the sale of refunding bonds, to the payment of the principal, premium (if any) and/or interest on Revenue Bonds to be refunded. Appalachian conveyed an undivided interest in a portion of the Facilities to the County, which portion the County sold to Appalachian under an installment sales arrangement requiring Appalachian to pay as the purchase price semi-annual installments in such an amount (together with other monies held by the Trustee under the Indenture for that purpose) as to enable the County to pay, when due, the interest and principal on the Revenue Bonds. Jurisdiction was reserved in the order of June 30, 1978, with respect to the payment of the purchase price of the Facilities by installment payments insofar as such payments were affected by the interest rate or rates of the Revenue Bonds to be issued and sold by the County.

The County has issued and sold ten series of bonds, Series A, B, C, D, E, F, G, H, I and J, respectively. By orders dated June 30, 1978, (HCAR No. 20610), June 14, 1979 (HCAR No. 21103), February 20, 1981 (HCAR No. 21927),
January 25, 1984 (HCAR No. 23208),  April 6, 1984 (HCAR No. 23277),  March 14,
1985 (HCAR No.  23630),  January 11, 1990 (HCAR No.  25023),  October 16, 1990
(HCAR No.  25170),May  21, 1992 (HCAR No. 25542) and October 7, 1992 (HCAR No.
25650), such jurisdiction was released concerning the sales of the Revenue Bonds in the principal amounts of $40,000,000, $50,000,000, $40,000,000,
$30,000,000,  $30,000,000,  $30,000,000, $30,000,000, $10,000,000, $40,000,000
and $50,000,000, respectively, as such sales affected the purchase price to Appalachian.

By post-effective amendment it is stated that the County now proposes to issue and sell a series of refunding bonds (the "Refunding Bonds") in the aggregate principal amount of $30,000,000, the net proceeds from the sale of which will be used to provide for the principal payment required for the refunding prior to their stated maturity of $30,000,000 principal amount of Revenue Bonds previously issued by the County. The Refunding Bonds will be issued under and secured by the Indenture and a tenth supplemental indenture, will bear interest semi-annually and will mature at a date or dates not more than forty years from the date of issuance.

It is contemplated that the Refunding Bonds will be sold by the County pursuant to arrangements with a group of underwriters.

It is stated that the State Corporation Commission of Virginia has jurisdiction over the proposed transaction and that no other state commission and no federal commission, other than this Commission, has jurisdiction thereover.

The Application or Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by __________ __, 1999 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicant or declarant at the address specified above. Proof of service (by affidavit or, in case of any attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application or Declaration, as filed or as it may be amended, may be permitted to become effective.

For the Commission, by the Office of Public Utility Regulation, pursuant to delegated authority.

                              Jonathan G. Katz
                              Secretary